Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 included in the Form 8-K dated May 15, 2003 of Dstage.com, Inc. filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein, other than advising the Company that Dstage.com, Inc. had a reportable condition related to adequate infrastructure over accounting and financial reporting including segregation of duties during the year ended December 31, 2002.

/S/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
May 23, 2003